UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2013

CORONADO BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35366	20-5157386
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24 New England Executive Park, Burlington, MA	01803
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (781) 652-4500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth below in Item 5.02 of this Current Report on Form 8-K with respect to the issuance of shares of restricted stock of our Company to Lindsay A. Rosenwald, M.D. and Michael S. Weiss is incorporated by reference into this Item 3.02.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective December 19, 2013, Harlan F. Weisman, M.D., resigned his position as our Chief Executive Officer, and as Chairman and director of our Board of Directors. That same day, our Board named current director Dr. Rosenwald our President and Chief Executive Officer and appointed him Chairman of our Board. On December 19, 2013, our Board also appointed Mr. Weiss a director and Co-Vice Chairman of our Board. Dr. Rosenwald and Mr. Weiss will not serve on any committees of our Board at this time.

Subject to Dr. Weisman not revoking the Confidential Separation and Release Agreement with our Company dated December 22, 2013 (the “Release Agreement”) in accordance with its terms, he will receive the separation benefits set forth in his Employment Agreement dated January 7, 2013. Pursuant to the Release Agreement, we also will reimburse Dr. Weisman for the cost of his health continuation coverage premium under the Consolidated Omnibus Budget Reconciliation Act and/or applicable state continuation coverage law on a monthly basis at the same rate paid we paid for his health insurance premium during December 2013 for the lesser of (i) the 12-month period following December 2013 or (ii) the maximum period permitted by applicable law. We also will pay Dr. Weisman $3,450 per month until December 2014 to maintain his New York apartment. Additionally, Dr. Weisman may exercise all his vested equity awards until December 19, 2015. The foregoing description of the Release Agreement is qualified in its entirety by reference to such agreement, a copy of which will be filed as an exhibit to our Annual Report on Form 10-K for the year ending December 31, 2013.

We do not intend to enter into any employment contract with Dr. Rosenwald addressing his officer positions with our Company. However, in connection with his appointment as President and Chief Executive Officer of our Company, Dr. Rosenwald will earn an annual salary of $28,275. Dr. Rosenwald and Mr. Weiss are each eligible for a discretionary bonus every year based on their achievement of performance goals and objectives to be determined by our Board. In addition, on December 19, 2013, we agreed to issue to each of Dr. Rosenwald and Mr. Weiss 1,979,346 shares of restricted stock of our Company for services to be rendered to our Company. The issuances, which were made pursuant to restricted stock issuance agreements and under Section 4(2) of the Securities Act of 1933, as amended, provide that one third of the shares will vest when our Company achieves market capitalization of two, three, and four times our current market capitalization, but in no event earlier than three, four, and five years following the date of grant, respectively. The foregoing description of the restricted stock issuance agreements is qualified in its entirety by reference to such agreements, a form of which will be filed as an exhibit to our Annual Report on Form 10-K for the year ending December 31, 2013.

A member of our Board since October 2009, Dr. Rosenwald, age 58, is currently Co-Portfolio Manager and Partner of Opus Point Partners, LLC, an asset management firm in the life sciences industry, which he joined in 2009. Prior to that, from 1991 to 2008, he served as the Chairman of Paramount BioCapital, Inc. Over the least 23 years, Dr. Rosenwald has acted as a biotechnology entrepreneur and been instrumental in the founding and recapitalization of numerous public and private biotechnology and life sciences companies. Dr. Rosenwald received his B.S. in finance from Pennsylvania State University and his M.D. from Temple University School of Medicine.

Mr. Weiss, age 47, is currently Co-Portfolio Manager and Partner of Opus, which he joined in 2009. He also serves as Executive Chairman, Interim Chief Executive Officer and President of TG Therapeutics, Inc. (NASDAQ: TGTX) since 2011. From 2002 to 2009, Mr. Weiss was the Chairman and Chief Executive Officer of Keryx Biopharmaceuticals, Inc. (NASDAQ: KERX), where he helped the company acquire and develop its lead drug Zerenex as well as executed a $100MM+ strategic alliance for Zerenex with JT Tobacco, Inc. and Torii Pharmaceutical Co., Ltd. Mr. Weiss served on the board of directors of National Holdings Corporation (OTD-BB: NHLD) from 2011 to 2012. Mr. Weiss began his professional career as a lawyer with Cravath, Swaine & Moore LLP. He earned his J.D. from Columbia Law School and his B.S. in Finance from The University at Albany.

There are no family relationships between Dr. Rosenwald or Mr. Weiss and any other director or executive officer of ours. There are no transactions with us in which Dr. Rosenwald or Mr. Weiss has an interest requiring disclosure under Item 404(a) of Regulation S-K.

A copy of the press release regarding the above matters is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release dated December 20, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORONADO BIOSCIENCES, INC.

Date: December 23, 2013	/s/ Lucy Lu, M.D.
Lucy, Lu, M.D.
Executive Vice President and Chief Financial Officer